Exhibit 11.1

                                      COMPUTATION OF EARNINGS PER SHARE
                                                      Three Months Ended            Nine Months Ended
                                                         September 30,                September 30,
                                                   ------------------------      ------------------------
                                                     2000            1999           2000           1999
                                                   ---------      ---------      ---------      ---------
                                                       (In thousands, except share and per share data)
Average common shares outstanding                  6,105,124      6,396,462      6,105,821      6,509,916

Average common stock equivalents of
   warrants and options outstanding -
   based on the treasury stock method
   using market price                                 19,640         37,014         27,834         69,992
                                                   ---------      ---------      ---------      ---------

Average diluted common shares
   outstanding                                     6,124,764      6,433,476      6,133,655      6,579,908
                                                   =========      =========      =========      =========

Net income                                         $   1,704      $   1,429      $   4,925      $   3,776

Basic earnings per common share                         0.28           0.22           0.81           0.58

Diluted earnings per common share                       0.28           0.22           0.80           0.57

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